EXHIBIT 99.1

                                           Bethlehem Steel Corporation
                                           Corporate Communications Division
                                           Public Affairs Department
                                           1170 Eighth Avenue
                                           Bethlehem, PA 18016-7699
                                           (610) 694-6308 - Phone
                                           (610) 694-1509 - Fax

                                           INTERNET HOMEPAGE ADDRESS
                                           http://www.bethsteel.com


FOR IMMEDIATE RELEASE
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         JUDGE ESTABLISHES SALE PROCEDURES FOR BETHLEHEM STEEL'S ASSETS


           BETHLEHEM, Pa., March 31, 2003 -The Honorable Burton Lifland of the U.S. Bankruptcy Court for the Southern District of New York has adopted sale procedures governing the sale by Bethlehem Steel Corporation of substantially all of its assets to International Steel Group Inc. (ISG).


           The ISG offer of $1.5 billion is subject to a higher or better bid. The judge ordered that an auction will be conducted on April 16. A sale hearing to approve either ISG's bid or a higher or better bid will be held April 22.


           The judge also approved the following requirements for a qualified competing bid:

     o An offer for Bethlehem of at least $15 million more than the ISG offer.

     o    A break-up fee of $27 million in cash, payable to ISG.

     o A cash payment to ISG of up to $5 million for reimbursement of its out-of-pocket expenses.


           If approved on April 22, the sale to ISG is expected to be completed during the second quarter of 2003.